EXHIBIT 99.1
TOREADOR PROVIDES RESERVES ESTIMATES AT SEPTEMBER 1, 2005
     DALLAS, TEXAS – (September 14, 2005) – Toreador Resources Corporation (Nasdaq:TRGL) today provided an interim update to its 2004 year-end reserves estimates in order to include drilling results through August 2005. The pre-tax net present value discounted at 10% of Toreador’s estimated proved reserves at September 1, 2005 (based on oil and natural gas closing prices on September 1, 2005 and using the methodology used in the interim update) was approximately $284 million, a 147% increase over the $115 million net present value of proved reserves at December 31, 2004. As calculated using the interim update methodology, the combined pre-tax net present value discounted at 10% of Toreador’s estimated proved and probable reserves at September 1, 2005 was $426 million compared to $156.4 million at December 31, 2004.
     In the interim update, estimated proved reserves at September 1, 2005 totaled 15.7 million barrels of oil equivalent (MMBOE), compared with proved reserves of 13.6 MMBOE at December 31, 2004. Combined estimated proved and probable reserves at September 1, 2005 totaled 23.6 MMBOE compared to 21.3 MMBOE at December 31, 2004. Proved reserves, by the Securities and Exchange Commission definition, includes proved developed producing, proved developed non-producing and proved undeveloped reserves. Probable reserves are those reserves that have not been qualified as proved reserves and that have been demonstrated to be potentially recoverable, given the higher element of risk.
Toreador provides estimates in South Akcakoca Sub-basin
     Toreador commissioned independent petroleum engineers LaRoche Petroleum Consultants to provide the updated company-wide estimates of proved and probable reserves as well as initial estimates of possible and potential reserves in the Company’s South Akcakoca Sub-basin project. Possible reserves are those reserves that are less well defined than probable reserves since the risk is relatively higher as compared to probable reserves. Potential reserves are based on estimates of exploration potential.
     For the 100% interest in the South Akcakoca Sub-basin project, the high-end estimate of total natural gas reserves (which includes proved, probable, possible and potential reserves) is 655 BCF, the “likely” estimate is 244 billion cubic feet (BCF) and the low-end estimate is 106
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BCF. These estimates correspond to approximately 241 BCF, 90 BCF and 39BCF to Toreador’s 36.75% interest. Of the total 100% interest natural gas reserve estimate, the proved reserves estimate is 19 BCF; the probable reserves estimate is 16 BCF; the possible reserves is 19 BCF; and the high-end potential reserves estimate is 600 BCF, the likely potential reserves estimate is 190 BCF, and the low-end potential reserves estimate is 52 BCF. LaRoche arrived at these estimates using results from the previously announced tests of the Akkaya-1 and Ayazli-1, -2, and -3 wells, as well as geophysical data from 2D and 3D seismic surveys conducted in the South Akcakoca sub-basin. These estimates compare favorably to the Company’s previously announced internal total reserves estimates of 350 BCF to the 100% interest in the project.
     G. Thomas Graves III, Toreador President and Chief Executive Officer, commented, “As we gain more understanding of the South Akcakoca Sub-basin and surrounding areas, we continue to see additional opportunities to significantly increase our reserve base. Since we have only explored 50,000 of our 962,000 acres in our Western Black Sea permits, we feel confident that we have only begun to tap the potential of this under-explored geological province offshore Turkey.”
     Stated Graves, “The recently announced increase in Toreador’s capital budget for the remainder of 2005 and our initial estimate of capital spending in 2006 is a reflection of the opportunity that we see in Turkey and in our other core areas in France, Romania and Hungary. We will continue to execute on our strategy of focusing on relatively undeveloped areas of countries that are net importers of oil and gas, with stable governments and favorable business and regulatory environments.”

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Table 1: Interim Update to Toreador Reserves Estimates as of September 1, 2005

	Net Reserves
	Oil	Gas	NPV (1)
Reserve Category	(MBO)	(MMcf)	($thousands)

Proved Developed Producing	7,967	4,882	$171,305
Proved Developed Non-producing	846	2,765	21,981
Proved Undeveloped	4,508	6,558	90,362

Total Proved	13,321	14,205	283,648

Total Proved MBOE	15,688

Probable	7,024	5,373	142,447

Probable MBOE	7,920

Total Proved + Probable	20,345	19,579	$426,095

Proved +Probable MBOE	23,608
Notes:
(1) Pre-tax Net Present Value discounted at 10%
Table 2: Natural Gas Reserve Estimates in the South Akcakoca Sub-basin

	Reserve Estimates (Bcf)
Reserve Category	High End	Likely	Low End

Proved	19	19	19
Probable	16	16	16
Possible	19	19	19
Potential	600	190	52

Total	655	244	106

Toreador 36.75% Interest	241	90	39
ABOUT TOREADOR
     Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, Romania and Hungary. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.
Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934,

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as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Cautionary note to investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this release, such as probable reserves, possible reserves and potential reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to also consider closely the disclosure in our Form 10-K for the fiscal year ended December 31, 2004, available from us by calling (214) 559-3933. You can also obtain this form from the SEC at www.sec.gov.
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CONTACTS:
Toreador Resources
Stewart P. Yee, VP Investor Relations
214-559-3933 or 800-966-2141